LOAN AGREEMENT

This Loan Agreement (“Agreement”) is made as of January 31, 2006 by and among (i) Acura Pharmaceuticals, Inc., a New York corporation (“Company”), (ii) Essex Woodlands Health Ventures V, L.P. (“Essex”), (iii) Care Capital Investments II, L.P. and Care Capital Offshore Investments II, L.P. (collectively “Care Capital”) (iv) Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P. (collectively “Galen and, together with Essex and Care Capital and the Additional Lenders joining this Agreement in accordance with its terms, the “Lenders”). In consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
LOAN; SECURITY DOCUMENTS

1.1.  TERM LOAN

On the terms and subject to the conditions of this Agreement, each Lender severally agrees to make to the Company on the Closing Date a term loan (each, a “Loan”) in a principal amount equal to such Lender’s Commitment. The Lenders may, in their sole and absolute discretion, make additional Loans to the Company as provided in Section 1.3 hereof. The Company and the Lenders acknowledge and agree that no Lender is under any obligation to make any Loan in excess of its respective Commitment. No amounts paid or prepaid with respect to any Loan may be reborrowed.

1.2.  NOTES

The Company’s unconditional and absolute obligation to repay to the Lenders the principal of the Loans and interest thereon shall be evidenced by a promissory note (each, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, and together with any renewals thereof or substitutions therefor, a “Note”), in the form of Exhibit A hereto with appropriate insertions, dated the Closing Date. The date and amount of each repayment and prepayment of principal thereon received by a Lender shall be recorded by the Lender in its records or, at its option, on the schedule attached to the Note. The aggregate unpaid principal amount so recorded shall be prima facie evidence of the principal amount owing and unpaid on the Note to the Lender absent manifest error. The failure to so record any such amount or any error in so recording any such amount, however, shall not limit or otherwise affect the Company’s obligations hereunder or under the Note to repay the principal amount of the Loan together with all interest accruing thereon.

1.3.  CLOSING

The initial closing (the “Closing”) at which the Loans from Essex, Care Capital and Galen shall be disbursed to the Company will take place at the offices of St. John & Wayne, L.L.C., Two Penn Plaza East, Newark, New Jersey 07105 upon the satisfaction of the conditions to Closing set forth in this Agreement on the date hereof, or such other place, time and date as shall be mutually agreed to by the Company and the Lenders. The Company and the Lenders acknowledge and agree that additional Loans may be funded to the Company by any one or more of Galen, Care Capital, Essex and any Additional Lender pursuant to the terms of this Agreement on one or more Closing Dates; provided, however, that (i) the aggregate principal amount of the Loans shall not exceed $1,000,000 without the prior written consent of any two (2) of Essex, Care Capital and Galen, and (ii) no Lender is under any obligation to fund any Loan other than its respective Commitment. Upon the funding of any additional Loans under this Agreement, each Lender and/or Additional Lender making a Loan shall be required to execute a Joinder Agreement, which Joinder Agreement shall specify the Commitment of such Lender and/or Additional Lender. Any Additional Lender executing a Joinder Agreement shall be deemed a “Lender” for all purposes of this Agreement. On the date of a Closing (each a “Closing Date”), the Company shall deliver to each Lender at such Closing a Note, dated the applicable Closing Date, in the principal amount equal to such Lender’s Commitment or, in the event Galen, Care Capital and/or Essex shall make an additional Loan hereunder, the Company shall issue to such Lender an additional Note dated the applicable Closing Date in the principal amount equal to such Lender’s additional Commitment. The Company shall deliver the foregoing Notes against receipt by the Company from each Lender of an amount equal to the Commitment of such Lender, in each case by wire transfer in immediately available funds in U.S. dollars to an account designated by the Company.

1.4.  USE OF PROCEEDS

The Company shall apply the proceeds of the Loans to general corporate purposes. The Company shall not use any proceeds of the Loans to purchase or carry any “margin stock” (as defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System).

1.5.  COMPANY SECURITY DOCUMENTS

All of the obligations of the Company under the Transaction Documents to or for the benefit of the Lenders (or their agents and representatives) shall be secured by the following items (collectively, the “Company Collateral”), each of which shall be senior and superior to all other liens: (a) a lien on all the personal property and assets of the Company now existing or hereinafter acquired granted pursuant to the Company General Security Agreement, including, without limitation, a lien on and security interest in all of the issued and outstanding shares of common stock of the Guarantor pursuant to a separate Stock Pledge Agreement; and (b) collateral assignments of all leases, contracts, patents, copyrights, trademarks and service marks of the Company.

1.6.  GUARANTIES; GUARANTOR SECURITY

All of the obligations of the Company under the Notes and this Agreement shall be guaranteed pursuant to the Guaranties by the Guarantor. All of the obligations of the Guarantor under the Guaranty shall be secured by the following (collectively, the “Guarantor Collateral”) each of which shall be a lien ranking senior and superior to all other liens: (a) a lien on all of the personal property and assets of the Guarantor now existing or hereinafter acquired, granted pursuant to the Guarantor’s General Security Agreement; and (b) collateral assignments of all leases, contracts, patents, copyrights, trademarks and service marks of the Guarantor.

ARTICLE II

REPAYMENT; PREPAYMENTS; INTEREST

2.1.  REPAYMENT OF THE LOANS

The Company shall repay the aggregate outstanding principal amount of the Loans, together with all accrued but unpaid interest thereon, in full on the earlier of June 1, 2006 (the “Maturity Date”), or the date upon which the Loans become or are declared due and payable pursuant to Article VII of this Agreement.

2.2.  PREPAYMENTS

The Company shall have the right to prepay the principal amount of a Loan, in whole or in part, at any time without penalty or premium. Any prepayment of principal shall be accompanied by a payment of all interest accrued and unpaid on the portion of the principal amount being prepaid.  In addition the Company shall, unless the Lenders shall otherwise agree in writing, prepay the Loans from time to time in an amount equal to the net amounts received (after satisfaction of associated expenses) by the Company in connection with any Funding Event immediately upon the Company’s receipt thereof.

2.3.  INTEREST

(a) The Loans shall bear interest on the outstanding principal amount thereof at a rate of ten percent (10%) per annum from the Closing Date. All accrued interest on each Loan shall be payable in arrears on the last day of each calendar quarter; provided that (i) interest accrued pursuant to Section 2.3(b) shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. All computations of interest shall be made on the basis of a year of 360 days, and actual days elapsed.

(b) Notwithstanding the rate of interest specified above, after an Event of Default and during the continuance thereof (regardless of whether the Loans have been accelerated), the Company agrees to pay interest (after as well as before judgment to the extent permitted by applicable law) on all unpaid principal, interest or other amounts owing under the Transaction Documents, at a rate of thirteen percent (13%) per annum. Unpaid interest on such amounts will continue to accrue and will (to the extent permitted by applicable law) be compounded daily.

2.4.  USURY

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to a Loan, together with all fees, charges and other amounts which are treated as interest on the Loan under applicable law shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lenders in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate.

ARTICLE III
CONDITIONS TO CLOSING

The obligation of each Lender to make its Loan at a Closing is subject to the fulfillment to such Lender’s satisfaction on or prior to the Closing Date of each of the following conditions, unless otherwise waived by such Lender:

3.1.  REPRESENTATIONS AND WARRANTIES CORRECT; NO DEFAULT

The representations and warranties of the Company set forth in Article IV hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date. No Event of Default, or any other event which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing on the date of this Agreement or on the Closing Date.

3.2.  PERFORMANCE

All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with by the Company.

3.3.  NO IMPEDIMENTS

None of the Company, or any of the Guarantor, or any Lender shall be subject to any order, decree or injunction of a court or administrative or governmental body or agency of competent jurisdiction directing that the transactions provided for in the Transaction Documents or any material aspect thereof not be consummated as contemplated by the Transaction Documents. There shall not be any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by any court or administrative or governmental body or agency pending or, to the Company’s best knowledge, threatened, wherein an unfavorable order, decree or injunction would prevent the performance of any of the Transaction Documents or the consummation of any material aspect of the transactions or events contemplated thereby, declare unlawful any aspect of the transactions or events contemplated by the Transaction Documents, cause any material aspect of the transactions contemplated by the Transaction Documents to be rescinded or have a Material Adverse Effect.

3.4.  OTHER AGREEMENTS AND DOCUMENTS

The Company shall have executed and delivered to each Lender this Agreement, issued to such Lender its Note, and the Company and the Guarantor, as applicable, shall have executed and delivered the following agreements and documents:

(a)	the Company General Security Agreement;

(b)	the Guaranty;

(c)	the Guarantor’s Security Agreement;

(d)	the Stock Pledge Agreement;

(e)
a secretary’s certificate of the Company, (i) attaching a certified copy of the Certificate of Incorporation and current bylaws of the Company and certifying the same as not having been amended and as being in being in full force and effect, (ii) attaching and certifying resolutions by the Board of Directors approving the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, and (iii) certifying as to the incumbency, and attaching specimen signatures of, the officers or representatives of the Company signing the Transaction Documents to which the Company is a party;

(f)
a secretary’s certificate of the Guarantor, (i) attaching a certified copy of the certificate of incorporation and current bylaws of the Guarantor and certifying the same as not having been amended and as being in being in full force and effect, (ii) attaching and certifying resolutions by the board of directors of the Guarantor approving the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, and (iii) certifying as to the incumbency, and attaching specimen signatures of, the officers or representatives of the Guarantor signing the Transaction Documents to which the Guarantor is a party;

(g)	a Certificate of Good Standing and Tax Status from the state of incorporation of the Company and the Guarantor and from every state in which any of them is qualified to do business;

(h)	the IP Collateral Assignments; and

(i)	Financing Statements with respect to all personal property and assets of the Company and the Guarantor.

3.5.  CONSENTS

The Company shall have obtained all necessary consents or waivers, if any, from all parties governmental and private to any other material agreements to which the Company is a party or by which it is bound immediately prior to the Closing in order that the transactions contemplated by the Transaction Documents may be consummated.

3.6.  PROCEEDINGS AND OTHER DOCUMENTS

All corporate and other proceedings taken or required to be taken by the Company and any Guarantor in connection with the transactions contemplated by this Agreement and the other Transaction Documents to be consummated prior to the Closing shall have been taken, and the Lenders shall have received such other documents, in form and substance reasonably satisfactory to the Lenders and their counsel, as to such other matters incident to the transactions contemplated hereby as the Lenders may reasonably request.

3.7.  OPINION OF COUNSEL

The Lenders shall have received the opinion of St. John & Wayne, L.L.C., counsel to the Company, dated the Closing Date, substantially in the form of Exhibit B attached hereto.

3.8.  INDEPENDENT COMMITTEE OF BOARD OF DIRECTORS

The Company’s independent committee of the Board of Directors (the “Independent Committee”) shall deliver to each of the Lenders the Independent Committee’s resolutions approving the execution, delivery and performance of the Transaction Documents to which the Company is a party and the transactions contemplated thereby, each in form and substance reasonably acceptable to the Lenders.

3.9.  SUBORDINATION AGREEMENT

The holders of the Senior Note, the holders of the June 2005 Notes, the holders of the September 2005 Notes and the holders of the November 2005 Notes shall have entered into a subordination agreement, in form and substance acceptable to the Lenders, pursuant to which all liens (and all other interests in collateral) securing the Company’s obligations under the Senior Note, the Watson Term Loan, the June 2005 Notes, the June 2005 Bridge Loan, the September 2005 Notes and the September 2005 Bridge Loan, the November 2005 Notes and the November 2005 Bridge Loan shall be fully subordinated to the liens (and other interests in collateral) securing the Loans.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to each Lender to enter into and perform its obligations under this Agreement, except as set forth in the Schedule of Exceptions, the Company hereby represents and warrants to each Lender as of the date hereof and as of each Closing Date as follows:

4.1.  ORGANIZATION AND EXISTENCE

The Company is a corporation duly organized, validly existing and in good standing under the laws of New York and is qualified to do business in such other jurisdictions as the nature or conduct of its operations or the ownership of its properties require such qualification. The Company does not own or lease any property or engage in any activity in any jurisdiction that might require qualification to do business as a foreign corporation in such jurisdiction and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect or subject the Company to a material liability. The Company has furnished the Lenders with true, correct and complete copies of its Certificate of Incorporation, By-Laws and all amendments thereto, as of the date hereof.

4.2.  SUBSIDIARIES AND AFFILIATES

Section 4.2 of the Schedule of Exceptions sets forth the name, jurisdiction of incorporation and authorized and outstanding capitalization of each Subsidiary. Except as disclosed in Section 4.2 of the Schedule of Exceptions, all of the outstanding shares of capital stock of each of the Subsidiaries are duly and validly authorized, are validly issued and are fully paid and nonassessable and have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws. Except as set forth in Section 4.2 of the Schedule of Exceptions, the Company has, and upon the Closing will have, no Subsidiaries and will not own of record or beneficially any capital stock or equity interest or investment in any corporation, association or business entity. Except as disclosed in Section 4.2 of the Schedule of Exceptions, each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted. Except as set forth in Section 4.2 of the Schedule of Exceptions, no Subsidiary owns or leases any property or engages in any activity in any jurisdiction which might require such Subsidiary to qualify to do business as a foreign corporation in such jurisdiction and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect or subject such Subsidiary to a material liability.

4.3.  CAPITALIZATION

As of the date hereof, the Company’s authorized capital stock consists of (i) 650,000,000 shares of Common Stock, of which 329,239,524 shares are outstanding and approximately 65,996,526 shares are reserved for issuance for the purposes set forth in Section 4.3 of the Schedule of Exception, and (ii) 290,000,000 shares of Preferred Stock, of which (1) 45,000,000 shares are Series A Preferred, 21,938,595 shares of which have been issued and converted into Common Stock, leaving 23,061,405 shares available for issuance, (2) 25,000,000 shares are Series B Preferred, 20,246,506 shares of which have been issued and converted into Common Stock, leaving 4,753,494 shares available for issuance, (3) 70,000,000 shares are Series C-1 Preferred, 56,422,559 shares of which have been issued and converted into Common Stock, leaving 13,577,441 shares available for issuance, (4) 50,000,000 shares are Series C-2 Preferred, 37,433,096 shares of which have been issued and converted into Common Stock, leaving 12,566,904 available for issuance, and (5) 100,000,000 shares are Series C-3 Preferred, 81,907,068 shares of which have been issued and converted into Common Stock, leaving 18,092,932 available for issuance. Set forth in Section 4.3 of the Schedule of Exceptions is a complete and correct list, as of the Closing Date, of the number of shares of Common Stock held by the Company’s public stockholders generally, stockholders holding in excess of 5% of the Company’s Common Stock and all holders of Preferred Stock, options, warrants, debentures and other securities convertible or exercisable for Common Stock. Such schedule is complete and correct in all material respects. All the issued and outstanding shares of capital stock of the Company are (i) duly authorized and validly issued, (ii) fully paid and nonassessable and (iii) have been offered, issued, sold and delivered by the Company in compliance with applicable federal and state securities laws.

4.4.  AUTHORIZATION

(a)
Each of the Company and the Guarantor has all requisite corporate power and authority (i) to execute and deliver, and to perform and observe their respective obligations under, the Transaction Documents to which it is a respective party, and (ii) to consummate the transactions contemplated hereby and thereby, including, without limitation, the grant of any security interest, mortgage, payment trust, guaranty or other security arrangement by the Company in, on or in respect of the Company Collateral, and by the Guarantor in, on or in respect of the Guarantor Collateral.

(b)
All corporate action on the part of (i) the Company and the directors and, except as set forth in Section 4.4(b) of the Schedule of Exceptions, the stockholders of the Company necessary for the authorization, execution, delivery and performance by the Company of the Transaction Documents and the transactions contemplated therein, and for the authorization, issuance and delivery of the Notes, has been taken and (ii) the Guarantor and their respective directors and stockholders necessary for the authorization, execution, delivery and performance by the Guarantor of the Guarantor’s Security Agreement, the Guaranty and the transactions contemplated therein or in any other Transaction Document with respect to the Guarantor, has been taken.

4.5.  BINDING OBLIGATIONS; NO MATERIAL ADVERSE CONTRACTS

The Transaction Documents constitute valid and binding obligations of the Company and the Guarantor enforceable in accordance with their respective terms. Except as set forth in Section 4.5 of the Schedule of Exceptions, the execution, delivery and performance by the Company and the Guarantor of the Transaction Documents and compliance therewith will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default, or accelerate or permit the acceleration of any rights or obligations, under, any provision of state, local, federal or foreign law to which the Company or the Guarantor is subject, the Certificate of Incorporation, as amended, or the By-Laws, as amended, of the Company or the Guarantor, or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which the Company or the Guarantor is a party or by which it is bound, and except for Permitted Liens, result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the Guarantor pursuant to any such term. No stockholder of the Company or either Guarantor has or will have any preemptive rights or rights of first refusal by reason of the issuance of the Notes.

4.6.  COMPLIANCE WITH INSTRUMENTS

Neither the Company nor any Subsidiary (a) is in violation of its organizational documents, (b) is in default, and no event has occurred which, with the giving of notice, or the lapse of time, or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any material agreement, including, without limitation, any license, indenture or other instrument to which it is a party or by which it is bound or to which any of its property or assets is subject or (c) is in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property may be subject (including without limitation any Legal Requirements relating to the biotechnology and pharmaceutical industry) except for (x) such defaults and violations set forth in Section 4.6 of the Schedule of Exceptions, and (y) such violations under clause (b) and (c) that would not, individually or in the aggregate, have a Material Adverse Effect.

4.7.  LITIGATION

Except as set forth in Section 4.7 of the Schedule of Exceptions, there are no actions, suits or proceedings (including governmental or administrative proceedings), investigations, third-party subpoenas or inquiries by any regulatory agency, body or other governmental authority, to which the Company or any of the Subsidiaries is a party or is subject, or to which any of their authorizations, consents and approvals or other properties or assets, is subject, which is pending, or, to the best knowledge of the Company, threatened or contemplated against the Company or any Subsidiary, or any of such property or assets, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Company is not subject to any actions, suits or proceedings (including governmental or administrative proceedings), investigation, third-party subpoenas or inquiries by any regulatory agency, body or other governmental authority or any third Person regarding its accounting practices or policies.

4.8.  FINANCIAL INFORMATION; SEC DOCUMENTS

(a)  The Company has furnished to the Lenders complete and correct copies of the consolidated financial statements of the Company and its Subsidiaries, including consolidated balance sheets as of December 31, 2004 and 2003 and consolidated statements of operations, changes in cash flows and stockholders’ equity, covering the three years ended December 31, 2004, all of which statements have been certified by BDO Seidman LLP or Grant Thornton LLP, independent accountants within the meaning of the Securities Act and the rules and regulations thereunder, and all of which statements are included or incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC under the Exchange Act. Such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as otherwise stated therein and fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations for such periods. Except as previously disclosed to the Lenders in writing, the Company’s auditors have raised no material issues nor delivered any material correspondence with respect to any of the Company’s financial statements or financial affairs.

(b)  The Company has also furnished to the Lenders the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2005 and the related unaudited consolidated statements of operations, consolidated statements of cash flow and consolidated statements of stockholders’ equity for the nine months ended September 30, 2005. Such financial statements were prepared in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 4.8(a) and fairly present the consolidated financial position of the Company and its Subsidiaries as of such date and their consolidated results of operations for such periods (subject to normal year-end adjustments).

(c)  None of the documents filed by the Company with the SEC since December 31, 2003 contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not false or misleading in light of the circumstances in which they were made. There are no facts which the Company has not disclosed in the Company Reports or disclosed to the Lenders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d)  Except as set forth in Section 4.8 of the Schedule of Exceptions or in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, subsequent to December 31, 2004, (i) neither of the Company or the Guarantor has incurred any liability or obligations, direct or indirect, or entered into any transactions not in the ordinary course of business, in either case which is material to the Company or the Guarantor, as a whole, (ii) there has not been any material change in the short-term debt or long-term debt of any of the Company or the Guarantor and (iii) there has been no material change in the Company’s accounting principles.

(e)  Except as set forth in Section 4.8 of the Schedule of Exceptions or in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, since December 31, 2004, there has been no Material Adverse Effect with respect to the Company and its Subsidiaries.

4.9.  OFFERING EXEMPTION

(a)  None of the Company, its Affiliates or any Person acting on its or their behalf has engaged or will engage, in connection with the offering and sale of the Notes, in any form in general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act, and none of the Company, or any of its Affiliates has, directly or indirectly, solicited any offer to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Notes in a manner that would require the Notes to be registered under the Securities Act. The offering, sale and issuance of the Notes have been, are, and will be exempt from registration under the Securities Act, and such offering, sale and issuance is also exempt from registration under applicable state securities and “blue sky” laws.

(b)  None of the Company or any Guarantor is, or upon consummation of the transactions contemplated under the Transaction Documents, will be, subject to registration as an “investment company” under the 1940 Act.

4.10.  PERMITS; GOVERNMENTAL AND OTHER APPROVALS

(a)  Other than as set forth in Section 4.10 of the Schedule of Exceptions or in the Company Reports, each of the Company and its Subsidiaries possesses all necessary consents, approvals, authorizations, orders, registrations, stamps, filings, qualifications, licenses, permits or other analogous acts by, of, from or with all public, regulatory or governmental agencies, bodies and authorities and all other third parties, to own, lease and operate its respective properties and to carry on its business as now conducted and proposed to be conducted except to the extent that the failure to obtain any such consents, approvals, authorizations, orders, registrations, stamps, filings, qualifications, licenses or permits would not have a Material Adverse Effect. Other than as set forth in Section 4.10 of the Schedule of Exceptions, no approval, consent, authorization or other order of, and no designation, filing, registration, qualification or recording with, any governmental authority or any other Person is required in connection with the Company’s valid execution, delivery and performance of this Agreement or the offer, issuance and sale of the Notes by the Company to the Lenders or the consummation of any other transaction contemplated on the part of the Company hereby.

(b)  Without limiting the generality of the representations and warranties made in Section 4.10(a), the Company represents and warrants that (i) it and the Guarantor are in compliance with all applicable provisions of the FDC Act, except where any such noncompliance could not reasonably be expected to have a Material Adverse Effect; (ii) its products and those of the Guarantor are not adulterated or misbranded and are in lawful distribution; (iii) the consent agreement entered into by the Company with the United States Attorney for the Eastern District of New York on behalf of the FDA on June 29, 1993 has been terminated; and (iv) it and the Guarantor are, and will be, in compliance with the following specific requirements: (A) Acura Pharmaceutical Technologies, Inc. has registered its facility with the FDA, (B) the Company and the Guarantor have listed their drug products with the FDA, (C) each drug product marketed by the Company or the Guarantor is the subject of an application approved by the FDA, (D) all drug products marketed by the Company or the Guarantor comply with any conditions of approval and the terms of the application submitted to the FDA, (E) all of the Company’s and the Guarantor’s drug products are manufactured in compliance with the FDA’s good manufacturing practice regulations, (F) all of the Company’s and the Guarantor’s products are labeled and promoted in accordance with the terms of the marketing application and the provisions of the FDC Act, (G) all adverse events relating to the Company and the Guarantor that were required to be reported to the FDA have been reported to the FDA in a timely manner, (H) to the Company’s best knowledge, neither the Company nor any Guarantor is employing or utilizing the services of any individual who has been debarred under the FDC Act, (I) all stability studies required to be performed for products distributed by the Company or the Guarantor have been completed or are ongoing in accordance with the applicable FDA requirements, (J) to the best of the Company’s knowledge, none of the Company’s or the Guarantor’s products have been exported for sale outside the United States, and (K) each of the Company and the Guarantor is in compliance with the provisions of the Prescription Drug Marketing Act, to the extent applicable; except, with respect to subclauses (iv)(E), (iv)(G), (iv)(J) and (iv)(K) above, where any such noncompliance could not reasonably be expected to have a Material Adverse Effect.

(c)  Without limiting the generality of the representations and warranties made in Section 4.10(a), the Company also represents and warrants that it and the Guarantor are in compliance with all applicable provisions of the CSA and that the Company and the Guarantor are in compliance with the following specific requirements, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect: (i) the Company and the Guarantor are registered with the DEA at each facility where controlled substances are exported, imported, manufactured or distributed; (ii) all controlled substances are stored and handled pursuant to DEA security requirements; (iii) all records and inventories of receipt and distributions of controlled substances are maintained in the manner and form as required by DEA regulations; (iv) all reports, including, but not limited to, ARCOS, manufacturing quotas, production quotas, and disposals, have been submitted to the DEA in a timely manner; (v) all adverse events, including thefts or significant losses of controlled substances, have been reported to the DEA in a timely manner; (vi) to the Company’s best knowledge, neither the Company nor the Guarantor is employing any individual, with access to controlled substances, who has previously been convicted of a felony involving controlled substances; and (vii) any imports or exports of controlled substances have been conducted in compliance with the CSA and DEA regulations.

4.11.  SALES REPRESENTATIVES; CUSTOMERS AND KEY EMPLOYEES

(a)  Except as set forth in Section 4.11 of the Schedule of Exceptions, to the best knowledge of the Company, no independent sales representatives, customers, officers or key employees or group of key employees of the Company or the Guarantor has any intention to terminate his, her or its relationship with the Company or the Guarantor on or after the Closing or, in the case of employees, leave the employ of the Company or any of the Guarantor on and after the Closing, nor has the Company or the Guarantor discussed or taken any steps to terminate the employment of any officer or key employee or group of key employees. Other than as set forth in Section 4.11 of the Schedule of Exceptions or in the Company Reports, all personnel of the Company and the Guarantor are employed on an “at will” basis and may be terminated upon notice of not more than 30 days.

(b)  To the Company’s best knowledge, no employee of the Company or the Guarantor, or any consultant (including any scientific advisor) with whom the Company or the Guarantor has contracted, is in violation of any term of any employment contract, proprietary information agreement, licenses, or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company or the Guarantor because of the nature of the business conducted by the Company and the Guarantor; and the continued employment by the Company or the Guarantor of their present employees, and the performance of the Company’s and the Guarantor’s contracts with its independent contractors, will not result in any such violation, except where any such violation could not reasonably be expected to have a Material Adverse Effect. None of the Company or the Guarantor has received any written, or to the best knowledge of the Company, oral notice alleging that any such violation has occurred.

(c)  All of the Company’s and the Guarantor’s consultants (including scientific advisors), officers and key employees are subject to customary non-disclosure and non-competition agreements.

4.12.  COPYRIGHTS, TRADEMARKS AND PATENTS; LICENSES

(a)  Section 4.12 of the Schedule of Exceptions sets forth a list of all of the Company’s and the Guarantor’s Intellectual Property Rights. The Intellectual Property Rights are, to the best of the Company’s knowledge, fully valid and are in full force and effect; provided, that the Company makes no representation as to whether any pending patent applications will be allowed.

(b)  The Company or the Guarantor owns outright all of the Intellectual Property Rights listed on Section 4.12 of the Schedule of Exceptions attached hereto free and clear of all liens and encumbrances except for the Permitted Liens, and does not pay, and is not required to pay, any royalty to anyone under or with respect to any of them.

(c)  Neither the Company nor the Guarantor has licensed anyone to use any of such Intellectual Property Rights and has no knowledge of, nor has it received any notice relating to, the infringing use by the Company or the Guarantor of any Intellectual Property Rights.

(d)  Except as otherwise disclosed to the Company’s Board of Directors, the Company has no knowledge, nor has it received any notice (i) of any conflict with the asserted rights of others with respect to any Intellectual Property Rights used in, or useful to, the operation of the business conducted by the Company and the Guarantor or with respect to any license under which the Company or the Guarantor is licensor or licensee; or (ii) that the Intellectual Property Rights infringe upon the rights of any third party.

(e)  Except as set forth in Section 4.12 of the Schedule of Exceptions, neither the Company nor the Guarantor is a party to any license agreement pursuant to which the Company is the licensor or licensee of any Intellectual Property Rights.

4.13.  INVENTORY

The Company and its Subsidiaries do not maintain any material inventory.

4.14.  NO DISCRIMINATION; LABOR MATTERS

Neither the Company nor the Guarantor in any manner or form discriminates, fosters discrimination or permits discrimination against any Person based on gender or age, or belonging to any minority race or believing in any minority creed or religion. No charge of discrimination in employment, whether by reason of age, gender, race, religion or other legally protected category that has been asserted or is now pending or, to the best knowledge of the Company and the Guarantor, threatened before the United States Equal Employment Opportunity Commission or other federal or governmental authorities. The Company and the Guarantor is in compliance with all applicable Legal Requirements respecting employment practices, terms and conditions of employment and wages and hours and is not and has not engaged in any unfair labor practice. The Company and the Guarantor has withheld and paid to the appropriate governmental authorities or is holding for payment not yet due to governmental authorities, all amounts required to be withheld from such employees of the Company or the Guarantor and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Section 4.14 of the Schedule of Exceptions, in connection with the operation of the Company’s and the Guarantor’s business, (a) there is no unfair labor practice charge or complaint against the Company or the Guarantor pending before the National Labor Relations Board or any other governmental agency arising out of the Company’s or the Guarantor’s activities and the Company has no knowledge, nor has it received notice of any facts or information that would give rise thereto; (b) there is no significant labor trouble, labor strike, material controversy, material unsettled grievance, dispute, request for representation, slowdown or stoppage actually pending against or affecting the Company or the Guarantor and, to the best knowledge of the Company, none is or has been threatened; and (c) none of the Company or the Guarantor has any collective bargaining agreements with respect to any personnel nor is the Company aware of any current attempts to organize or establish any labor union or employee association with respect to any personnel, nor is there any certification, interim certifications or voluntary recognition of any such union with regard to a bargaining unit.

4.15.  ENVIRONMENTAL MATTERS

(a)  Without limiting the generality of the representations and warranties given in Section 4.10(a), each of the Company and the Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations necessary or required for the operation of its business, except where the failure to possess such franchises, licenses, permits or other authority could not reasonably be expected to have a Material Adverse Effect, and all such permits, licenses and other authorizations are in full force and effect and each of the Company and, except as set forth in Section 4.15 of the Schedule of Exceptions, the Subsidiaries is in compliance with all terms and conditions of such permits, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b)  There is no proceeding pending or, to the best knowledge of the Company, threatened, which may result in the denial, rescission, termination, modification or suspension of any environmental or health or safety permits, licenses or other authorizations necessary for the operation of the business of the Company and the Subsidiaries.

(c)  During the occupancy by the Company or any Subsidiary of any real property owned or leased by the Company or such Subsidiary, neither the Company nor any Subsidiary, and to the best knowledge of the Company, no other Person, has caused or permitted materials to be generated, released, stored, treated, recycled, disposed of on, under or at such parcels, which materials, if known to be present, would require cleanup, removal or other remedial or responsive action under any environmental Legal Requirements. To the best knowledge of the Company, there are no underground storage tanks and no PCB, PCB contaminated oil or asbestos on any property leased by the Company or any Subsidiary.

(d)  Except as set forth in Section 4.15 of the Schedule of Exceptions, neither the Company nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of environmental Legal Requirements, or has received notice that it has been named or listed as a potentially responsible party by any Person in any matter arising under environmental Legal Requirements.

(e)  To the Company’s best knowledge, each of the Company and the Subsidiaries has disposed of all waste in full compliance with all environmental Legal Requirements.

4.16.  TAXES

The Company and the Guarantor have (a) filed all necessary income, franchise and other material tax returns, domestic and foreign, (b) paid all taxes shown as due thereunder and (c) withheld and paid to the appropriate tax authorities all amounts required to be withheld from wages, salaries and other remuneration to employees. The Company has no knowledge, nor has it received notice, of any tax deficiency which might be assessed against the Company or the Guarantor which, if so assessed, could reasonably be expected to have a Material Adverse Effect.

4.17.  EMPLOYEE BENEFIT PLANS AND SIMILAR ARRANGEMENTS

(a)  Section 4.17 of the Schedule of Exceptions and the Company Reports list all employee benefit plans and collective bargaining, labor and employment agreements or other similar arrangements in effect to which the Company, the Guarantor, and any of their respective ERISA Affiliates are a party or by which the Company, the Guarantor, and any of respective ERISA Affiliates are bound, legally or otherwise, including, without limitation, (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement; (ii) any plan, agreement or arrangement providing for fringe benefits or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to employer-supplied automobiles, clubs, medical, dental, hospitalization, life insurance and other types of insurance, retiree medical, retiree life insurance and any other type of benefits for retired and terminated employees; (iii) any employment agreement; or (iv) any other “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (herein referred to individually as “Plan” and collectively as “Plans”).

(b)  True and complete copies of the following documents with respect to any Plan of the Company, its Subsidiaries, and each ERISA Affiliate, as applicable, have been made available to each of the Lenders: (i) the most recent Plan document and trust agreement (including any amendments thereto and prior plan documents, if amended within the last two years), (ii) the last two Form 5500 filings and schedules thereto, (iii) the most recent IRS determination letter, (iv) all summary plan descriptions, (v) a written description of each material non-written Plan, (vi) each written communication to employees intended to describe a Plan or any benefit provided by such Plan, (vii) the most recent actuarial report, and (viii) all correspondence with the IRS, the Department of Labor and the PBGC concerning any controversy. Each report described in clause (vii) accurately reflects the funding status of the Plan to which it relates and subsequent to the date of such report there has been no adverse change in the funding status or financial condition of such Plan.

(c)  Each Plan is and has been maintained in compliance with applicable Legal Requirements, including but not limited to ERISA and the Code, and with any applicable collective bargaining agreements or other contractual obligations.

(d)  With respect to any 412 Plan, there has been no failure to make any contribution or pay any amount due as required by Section 412 of the Code, Section 302 of ERISA or the terms of any such Plan, and no funding waiver has been requested or received from the IRS. The assets of the Company, its Subsidiaries, or any ERISA Affiliates are not now, nor will they after the passage of time be, subject to any lien imposed under Section 412(n) of the Code by reason of a failure of the Company, any Subsidiary, or any ERISA Affiliate to make timely installments or other payments required under Section 412 of the Code.

(e)  No Plan subject to Title IV of ERISA has any Unfunded Pension Liability.

(f)  Except as shown on Section 4.17 of the Schedule of Exceptions, there are no pending, or to the best knowledge of the Company, its Subsidiaries, and ERISA Affiliates,  threatened claims, investigations, actions or lawsuits, other than routine claims for benefits in the ordinary course, asserted or instituted against (i) any Plan or its assets, (ii) any ERISA Affiliate with respect to any 412 Plan, or (iii) any fiduciary with respect to any Plan for which the Company, its Subsidiaries, or any ERISA Affiliate may be directly or indirectly liable, through indemnification obligations or otherwise.

(g)  Except as set forth in Section 4.17 of the Schedule of Exceptions, none of the Company, any Subsidiary, or any ERISA Affiliate has incurred and or reasonably expects to incur (i) any Withdrawal Liability and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in Withdrawal Liabilities, or any liability under Section 4063, 4064, or 4243, or (ii) any outstanding liability under Title IV of ERISA with respect to any 412 Plan.

(h)  Except as shown on Section 4.17 of the Schedule of Exceptions, within the last five years, none of the Company, any Subsidiary or any ERISA Affiliate has transferred any assets or liabilities of a 412 Plan subject to Title IV of ERISA which had, at the date of such transfer, an Unfunded Pension Liability or has engaged in a transaction which may reasonably be subject to Section 4212(c) or Section 4069 of ERISA.

(i)  None of the Company, any Subsidiary, or any ERISA Affiliate has engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan.

(j)  No “reportable event” (within the meaning of Section 4043 of ERISA) has occurred with respect to any Plan.

(k)  Neither the Company nor any of its Subsidiaries provides, or has provided, retiree welfare benefits for the benefit of any present or former employee or director.

(l)  Neither the Company nor any of its Subsidiaries has made any commitment or any formal plan to create any additional Plan or to modify or terminate (except to the extent required by applicable law) any existing Plan.

(m)  Neither the Company nor any of its Subsidiaries is a party to any plan, agreement or arrangement pursuant to the terms of which the consummation or announcement of any transaction contemplated by this Agreement will result (either alone or in connection with the occurrence of any additional or further acts or events) in any benefit under any Plan being established or becoming accelerated or immediately vested and payable.

(n)  The provisions of Section 280G of the Code will not apply with respect to any payment made or to be made pursuant to or in connection with any Plan.

4.18.  PERSONAL PROPERTY

The Company and the Guarantor have good and marketable title to each item of equipment, machinery, furniture, fixtures, vehicles, structures and other personal property, tangible and intangible, included as an asset in the Financial Statements filed as part of the Company Reports, free and clear of any security interests, options, liens, claims, charges or encumbrances whatsoever, except as set forth in Section 4.18 of the Schedule of Exceptions and as disclosed in the Company General Security Agreement and the Guarantor’s General Security Agreement.

4.19.  REAL PROPERTY

(a)  The Company and the Guarantor do not own any fee simple interest in real property other than as set forth in Section 4.19 of the Schedule of Exceptions (the “Owned Property”). The Company and the Guarantor do not lease or sublease any real property other than as set forth on Schedule 4.19 (the “Leased Property”). The Company has made available for inspection by the Lenders true and complete copies of all Leases. The Company and the Guarantor enjoys a peaceful and undisturbed possession of the Owned Property and Leased Property. No Person other than the Company or the Guarantor has any right to use or occupy any part of the Owned Property and the Leased Property. Except as set forth in Section 4.19 of the Schedule of Exceptions, the Leases are valid, binding and in full force and effect, all rent and other sums and charges payable thereunder are current, no notice of default or termination under any of the Leases is outstanding, no termination event or condition or uncured default on the part of the Company or, to the best of the Company’s knowledge, on the part of the landlord, sublandlord, as the case may be, thereunder, exists under the Leases, and no event has occurred and no condition exists which, with the giving of notice, or the lapse of time, or both, would constitute such a default or termination event or condition. There are no subleases, licenses or other agreements granting to any Person other than the Company or the Guarantor any right to possession, use, occupancy or enjoyment of the Premises demised by the Leases. Each Owned Property and Leased Property is used in the conduct of the Company’s or the Guarantor’s business.

(b)  Without limiting the generality of the representations and warranties given in Section 4.10(a), all required permits, licenses, franchises, approvals and authorizations of all governmental authorities having jurisdiction over each Leased Property and from all insurance companies and fire rating and other similar boards and organizations have been issued to the Company and the Guarantor to enable each Leased Property or Owned Property to be lawfully occupied and used for all the purposes for which they are currently occupied and used and have been lawfully issued and are in full force and effect, except where the failure to possess such permits, licenses, franchises, approvals and authorizations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c)  Neither the Company nor the Guarantor have received any notice nor have they any knowledge of any pending, threatened or contemplated condemnation proceeding affecting any Leased Property or the Owned Property or any part thereof.

4.20.  DISCLOSURE

The information heretofore provided and to be provided in connection with this Agreement, including, without limitation, the Schedule of Exceptions and the Exhibits hereto, the Transaction Documents and each of the agreements, documents, certificates and writings previously furnished to the Lenders or their representatives, do not and will not contain any untrue statement of a material fact and do not and will not omit to state a material fact necessary in order to make the statements and writings contained herein and therein not false or misleading in the light of the circumstances under which they were made. There are no facts that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect, which has not been set forth herein or in the Schedule of Exceptions or the Company Reports.

4.21.  INSURANCE

(a)  Each of the Company and the Guarantor maintains, with financially sound and reputable insurers, insurance against loss or damage by theft, fire, explosion and other risks customarily insured against by companies in the line of business of the Company or the Guarantor, in amounts sufficient to prevent the Company or the Guarantor from becoming a co-insurer of the property insured as well as insurance against other hazards and risks and liability to Persons and property to the extent and in the manner customary for companies in similar businesses similarly situated or as may be required by law, including, without limitation, general liability, fire and business interruption insurance, and product liability insurance as may be required pursuant to any license agreement to which the Company or the Guarantor is a party or by which it is bound.

(b)  The Company maintains D&O Insurance as detailed in Section 4.21(b) of the Schedule of Exceptions, which D&O Insurance is in full force and effect and as to which the Company has not received any notice of default, termination, change in terms, change in coverage or similar notice.

4.22.  NON-COMPETES

Except as set forth in Section 4.22 of the Schedule of Exceptions, and as contemplated by Section 4.11(c), the Company and its Subsidiaries are not subject to any non-compete or similar arrangements with any Persons that restrict or may restrict the Company and its Subsidiaries from carrying on its business as now conducted and as it is proposed to be conducted.

4.23.  PRODUCT WARRANTY

Except as set forth in Section 4.23 of the Schedule of Exceptions, or as reflected or reserved against in the Financial Statements, (a) to the knowledge of the Company, each product manufactured by the Company or any Subsidiary has been in material conformity with all applicable contractual commitments of the Company or any Subsidiary, and (b) no product currently manufactured by the Company or any Subsidiary is subject to any guaranty, warranty or indemnity of a contractual nature other than the applicable standard terms and conditions, if any, applicable to the sale or delivery of such product.

4.24.  MINUTE BOOKS

The Company and the Subsidiaries have made accurate and complete copies of their minute books available for inspection by the Lenders.

4.25.  DISSOLUTION OF SUBSIDIARY

The Company is in the process of dissolving its Subsidiary, Axiom Pharmaceutical Corporation.

ARTICLE V

AFFIRMATIVE COVENANTS

The Company hereby covenants and agrees, so long as any Note remains outstanding, as follows:

5.1.  MAINTENANCE OF CORPORATE EXISTENCE; PROPERTIES AND LEASES; TAXES; INSURANCE

(a)  The Company shall, and shall cause the Guarantor to, maintain in full force and effect its corporate existence, rights and franchises and all terms of licenses and other rights to use licenses, trademarks, trade names, service marks, copyrights, patents, processes or any other Intellectual Property Rights owned or possessed by it and necessary to the conduct of its business, except where failure to maintain such rights, franchises and terms of licenses and other rights to use such Intellectual Property Rights could not reasonably be expected to have a Material Adverse Effect.

(b)  The Company shall, and shall cause the Guarantor to, keep each of its properties necessary to the conduct of its business in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and the Company shall, and shall cause the Guarantor to, at all times comply with each provision of all leases to which it is a party or under which it occupies property, except where any such noncompliance could not reasonably be expected to have a Material Adverse Effect.

(c)  The Company shall, and shall cause the Guarantor to, (i) promptly pay and discharge, or cause to be paid and discharged when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, assets, property or business of the Company and the Guarantor, (ii) withhold and promptly pay to the appropriate tax authorities all amounts required to be withheld from wages, salaries and other remuneration to employees, and (iii) promptly pay all claims or indebtedness (including, without limitation, claims or demands of workmen, materialmen, vendors, suppliers, mechanics, carriers, warehousemen and landlords) which, if unpaid might become a lien upon the assets or property of the Company or the Guarantor; provided, however, that any such tax, lien, assessment, charge or levy need not be paid if (1) the validity thereof shall be contested timely and in good faith by appropriate proceedings, (2) the Company or the Guarantor shall have set aside on its books adequate reserves with respect thereto, and (3) the failure to pay shall not be prejudicial in any material respect to the holders of the Notes, and provided further that the Company or the Guarantor will pay or cause to be paid any such tax, lien, assessment, charge or levy forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefore. Except to the extent prohibited by Article VI of this Agreement, the Company shall, and shall cause the Guarantor to, pay or cause to be paid all other indebtedness incident to the operations of the Company or the Guarantor.

(d)  The Company shall, and shall cause each of the Guarantor to, keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by theft, fire, explosion and other risks customarily insured against by companies in the line of business of the Company or the Guarantor, in amounts sufficient to prevent the Company or the Guarantor from becoming a co-insurer of the property insured; and the Company shall, and shall cause the Guarantor to, maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to Persons and property to the extent and in the manner customary for companies in similar businesses similarly situated or as may be required by law, including, without limitation, general liability, fire and business interruption insurance, and product liability insurance as may be required pursuant to any license agreement to which the Company or the Guarantor is a party or by which it is bound.

5.2.  BASIC FINANCIAL INFORMATION

The Company shall furnish the following reports to each Lender, so long as it is a holder of a Note:

(a)  as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company, (i) audited balance sheets of the Company as at the end of such year, together with audited statements of income and retained earnings and statements of cash flows of the Company for such year, together with notes related thereto, each prepared in accordance with GAAP, consistently applied, and setting out in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by certified independent public accountants of established national reputation, and (ii) a report of the principal financial officer of the Company containing a management discussion and analysis of the Company’s consolidated financial condition at the end of such year and the results of operations for such year, including, but not limited to, a description of significant events with respect to the Company and its Subsidiaries, if any, during the preceding year and any planned or anticipated significant activities or events during the upcoming months;

(b)  as soon as practicable, but in any event within 45 days after the end of each of the first three fiscal quarters of the Company in each year, (i) an unaudited balance sheet at the end of such quarter, and unaudited statements of income, of profit and loss and of changes in financial condition of the Company (including cash flow statements) for such period and for the current fiscal year to date, in each case prepared in accordance with GAAP, consistently applied (other than for accompanying notes and subject to changes resulting from year-end audit adjustments), and (ii) a report of the principal financial officer of the Company containing a management discussion and analysis of the Company’s consolidated financial condition at the end of such quarter and the results of operations for such quarter and the year to date, including, but not limited to, a description of significant events with respect to the Company and its Subsidiaries, if any, during such periods and any planned or anticipated significant activities or events during the upcoming months; and

(c)  with reasonable promptness such other information and financial data concerning the Company as any Person entitled to receive materials under this Section 5.2 may reasonably request.

5.3.  NOTICE OF ADVERSE CHANGE

The Company shall promptly give notice to all Lenders (but in any event within two days) after becoming aware of the existence of any condition or event which constitutes, or the occurrence of, any of the following:

(a)  any Event of Default or any default that with the passage of time or the giving of notice would constitute an Event of Default;

(b)  the institution or threatening of institution of any action, suit or proceeding against the Company or any Subsidiary before any court, administrative agency or arbitrator, including, without limitation, any action of a foreign government or instrumentality, which, if adversely decided, could reasonably be expected to have a Material Adverse Effect;

(c)  any information relating to the Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect; or

(d)  any failure by the Company or any of its Subsidiaries to comply with the provisions of Section 5.4 below.

Any notice given under this Section 5.3 shall specify the nature and period of existence of the condition, event, information, development or circumstance, the anticipated effect thereof and what actions the Company or any Guarantor, as the case may be, has taken and proposes to take with respect thereto.

5.4.  COMPLIANCE WITH AGREEMENTS; COMPLIANCE WITH LAWS

The Company shall, and shall cause its Subsidiaries to, comply with the terms and conditions of all material agreements, commitments or instruments to which the Company or any of its Subsidiaries is a party or by which it or they may be bound. The Company shall, and shall cause each of its Subsidiaries to, duly comply with any Legal Requirements relating to the conduct of their respective businesses, properties or assets, including, but not limited to, the requirements of the FDA Act, the Prescription Drug Marketing Act, the CSA, ERISA, the Environmental Protection Act, the Occupational Safety and Health Act, the Foreign Corrupt Practices Act, the Sarbanes-Oxley Act of 2002 and the rules and regulations of each of the agencies administering such acts, in each case except for any such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

5.5.  PROTECTION OF LICENSES

The Company shall, and shall cause its Subsidiaries to, maintain, defend and protect to the best of their ability licenses and sublicenses (and to the extent the Company or a Subsidiary is a licensee or sublicensee under any license or sublicense, as permitted by the license or sublicense agreement), trademarks, trade names, service marks, patents and applications therefore and other proprietary information or Intellectual Property Rights owned or used by it or them and shall keep duplicate copies of any licenses, trademarks, service marks or patents owned or used by it, if any, at a secure place selected by the Company.

5.6.  ACCOUNTS AND RECORDS; INSPECTIONS

(a)  The Company shall keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to the business and affairs of the Company and its Subsidiaries in accordance with GAAP applied on a consistent basis.

(b)  The Company shall permit each Lender or any of such Lender’s officers, employees or representatives during regular business hours of the Company, upon reasonable notice and as often as such Lender may reasonably request, to visit and inspect the offices and properties of the Company and its Subsidiaries and to make extracts or copies of the books, accounts and records of the Company or its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries, with the Company’s (or Subsidiary’s) directors and officers, its independent public accountants, consultants and attorneys.

(c)  Nothing contained in this Section 5.6 shall be construed to limit any rights that a Lender may have with respect to the books and records of the Company and its Subsidiaries, to inspect its properties or to discuss its affairs, finances and accounts.

(d)  The Company will retain an Approved Accounting Firm to audit the Company’s financial statements at the end of each fiscal year. In the event the services of an Approved Accounting Firm or any firm of independent public accountants hereafter employed by the Company are terminated, the Company will promptly thereafter request the firm of independent public accountants whose services are terminated to deliver to the Lenders a letter of such firm setting forth its understanding as to the reasons for the termination of their services and whether there were, during the two most recent fiscal years or such shorter period during which said firm had been retained by the Company any disagreements between them and the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In its notice, the Company shall state whether the change of accountants was recommended or approved by the Board of Directors or any committee thereof. In the event of such termination, the Company will promptly thereafter engage another Approved Accounting Firm.

5.7.  MAINTENANCE OF OFFICE

The Company will maintain its principal office at the address of the Company set forth in Section 10.4 of this Agreement where notices, presentments and demands in respect of this Agreement and any of the Notes may be made upon the Company, until such time as the Company shall notify the Lenders in writing, at least 30 days prior thereto, of any change of location of such office.

5.8.  FURTHER ASSURANCES

From time to time the Company shall execute and deliver to the Lenders such other instruments, certificates, agreements and documents and take such other action and do all other things as may be reasonably requested by the Lenders in order to implement or effectuate the terms and provisions of this Agreement and the transactions contemplated hereby.

5.9.  SEC REPORTS

The Company will file, on a timely basis, any SEC Reports and keep all such SEC Reports and public information current. The Company agrees that none of the SEC Reports filed by the Company will, at the time of filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

5.10.  COLLATERAL

With respect to all Company Collateral and Guarantor Collateral, the Company shall (and shall cause the Guarantor to) take all actions necessary to preserve and protect the Lenders’ first priority security interest therein pursuant to the applicable Transaction Documents or otherwise.

5.11. PREEMPTIVE RIGHTS

Each Lender shall have the right (the “Participation Right”) to purchase such Lender’s Pro Rata Amount of any Unsubscribed Preferred Stock that the Company may from time to time propose to sell and issue after the date hereof, at the price and upon the general terms specified in the Unsubscribed Preferred Stock Issue Notice (as defined below) regarding such Unsubscribed Preferred Stock and otherwise on the following terms:

(a)  Whenever the Company proposes to issue and sell any Unsubscribed Preferred Stock, the Company shall give each Lender written notice (a “Unsubscribed Preferred Stock Issue Notice”) describing the type and amount of Unsubscribed Preferred Stock proposed to be issued and the price and general terms upon which the Company proposes to issue such Unsubscribed Preferred Stock, specifying a proposed closing date and specifying such Lender’s Pro Rata Amount as of the date of the Unsubscribed Preferred Stock Issue Notice.

(b)  Each Lender may exercise its Participation Right with respect to the proposed issuance of Unsubscribed Preferred Stock by notice to the Company, given within 5 days after the Lender shall have received the Unsubscribed Preferred Stock Issue Notice describing the Unsubscribed Preferred Stock.

(c)  If any Lender does not exercise its Participation Right with respect to any proposed Unsubscribed Preferred Stock within the 5 day period, then within 1 business day after the expiration of such 5 day period, the Company shall notify each Lender who proposed to purchase not less than such Lender’s Pro Rata Amount of such Unsubscribed Preferred Stock of the number of shares of Unsubscribed Preferred Stock which remain available for purchase. Upon receipt of the notice specified in the preceding sentence, each such Lender shall have the additional Participation Right to purchase such Lender’s Pro Rata Amount of the remaining Unsubscribed Preferred Stock (considering the Shares held by all Lenders who purchased less than their Pro Rata Amount of the Unsubscribed Preferred Stock not to be issued and outstanding for purposes of computing the Pro Rata Amount), exercisable by written notice delivered to the Company within 2 business days after receipt of the notice of the availability of the balance of the Unsubscribed Preferred Stock. Such Lenders also may allocate the right to purchase the Unsubscribed Preferred Stock between or among them in any proportion they choose as reflected in a written notice to the Company within such 15 day or 2 business day period, as the case may be. Each Lender’s rights under this Section 5.11 may be assigned to and among such Lender’s Affiliates.

(d)  The Company may sell the Unsubscribed Preferred Stock not committed for by Lenders at a price and upon general terms no more favorable to the purchasers than those specified in the Unsubscribed Preferred Stock Issue Notice with regard to such Unsubscribed Preferred Stock, at any time during (and only during) the 120 days following the expiration of the last notice period specified in Section 5.11(c).

(e)  The sale of any Unsubscribed Preferred Stock to Lenders pursuant to this Section 5.11 shall be closed on the same terms, at the same place as, and simultaneously with, the sale of any such Preferred Stock to any other purchasers (provided that the closing shall not take place earlier than the proposed closing date specified in the applicable Unsubscribed Preferred Stock Issue Notice without the consent of all participating Lenders).

(f)  Notwithstanding anything to the contrary contained herein, this Section 5.11 shall survive until the later to occur of (i) the payment of the principal and all accrued and unpaid interest on all Notes issued pursuant to this Agreement, and (ii) the Company’s receipt of aggregate gross proceeds of at least the sum (a) $7,500,000, plus (b) the aggregate principal amount of the Loans advanced to the Company pursuant to this Agreement, from one or more Funding Transactions completed after the date of this Agreement.

(g)  The parties agree that the 5 day period for exercise noted above was set assuming that the Lenders would receive, at least 10 days before receipt of the Unsubscribed Preferred Stock Issue Notice, written notice from the Company that it planned to issue shares of Preferred Stock that would constitute Unsubscribed Preferred Stock if not subscribed for purchase by the holders of the November 2005 Notes. Such notice shall contain the same information as is required in the Unsubscribed Preferred Stock Issue Notice, except that it may specify the total number of shares of Preferred Stock proposed to be issued (as the portion thereof constituting Unsubscribed Preferred Stock may not yet be determined). If the Lenders do not receive such notice at least 10 days before receipt of the Unsubscribed Preferred Stock Issue Notice, then the 5 day period for exercise noted above shall be extended so that the Lenders have no fewer than 15 days to exercise their rights hereunder from the delivery to them of the first written notice of the proposed issuance (which in no event shall be fewer than 5 or more than 15 days after receipt of the Unsubscribed Preferred Stock Issue Notice).

ARTICLE VI

NEGATIVE COVENANTS

The Company hereby covenants and agrees, so long as any Note remains outstanding, it will not (and not allow the Guarantor to), directly or indirectly, without the prior written consent of the Lenders:

6.1.  STAY, EXTENSION AND USURY LAWS

At any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereinafter in force, which may affect the covenants or the performance of the Notes or this Agreement, the Company hereby expressly waiving all benefit or advantage of any such law, or by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Lenders but will suffer and permit the execution of every such power as though no such law had been enacted.

6.2.  LIENS

Except as otherwise provided in this Agreement or any other Transaction Document, create, incur, assume or permit to exist any mortgage, pledge, lien, security interest or encumbrance on any part of its properties or assets, or on any interest it may have therein, now owned or hereafter acquired, nor acquire or agree to acquire property or assets under any conditional sale agreement or title retention contract, except that the foregoing restrictions shall not apply to:

(a)  liens for taxes, assessments and other governmental charges, if payment thereof shall not at the time be required to be made, and provided such reserve as shall be required by GAAP consistently applied shall have been made therefore;

(b)  liens of workmen, materialmen, vendors, suppliers, mechanics, carriers, warehouseman and landlords or other like liens, incurred in the ordinary course of business for sums not then due or that are being contested in good faith and provided that an adverse decision in such contest would not materially affect the business of the Company;

(c)  liens securing the Company’s obligations under (i) the Senior Note and the Watson Term Loan, (ii) the June 2005 Notes and the June 2005 Bridge Loan, (iii) the September 2005 Notes and the September 2005 Bridge Loan, and (iv) the November 2005 Notes and the November 2005 Bridge Loan.

(d)  statutory liens of landlords, statutory liens of banks and rights of set-off, and other liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made for any such contested amounts;

(e)  liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(f)  any attachment or judgment lien not otherwise constituting an Event of Default, or an event which, with the giving of notice, the lapse of time, or both, would not otherwise constitute an Event of Default;

(g)  easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries, except where such interference could not reasonably be expected to have a Material Adverse Effect;

(h)  any (i) interest or title of a lessor or sublessor under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

(i)  liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)  any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)  liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and its Subsidiaries; and

(l)  the replacement, extension or renewal of any lien permitted by this Section 6.2 upon or in the same property theretofore subject or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.

6.3.  INDEBTEDNESS

Create, incur, assume, suffer, permit to exist, or guarantee, directly or indirectly, any Indebtedness, excluding:

(a)  the endorsement of instruments for the purpose of deposit or collection in the ordinary course of business;

(b)  Indebtedness which may, from time to time be incurred or guaranteed by the Company which in the aggregate principal amount does not exceed $500,000 and is subordinate to the Indebtedness under this Agreement on terms reasonably satisfactory to the Lenders;

(c)  Indebtedness existing on the date hereof and described in Section 6.3 of the Schedule of Exceptions;

(d)  Indebtedness relating to contingent obligations of the Company and its Subsidiaries under guaranties in the ordinary course of business of the obligations of suppliers, customers, and licensees of the Company and its Subsidiaries;

(e)  Indebtedness relating to loans from the Company to its Subsidiaries or Indebtedness owed to any of the Guarantor;

(f)  Indebtedness relating to capital leases in an amount not to exceed $500,000;

(g)  Indebtedness relating to a working capital line of credit in an amount not to exceed $5,000,000 and which is subordinate to the Indebtedness under this Agreement on terms reasonably satisfactory to the Lenders;

(h)  accounts or notes payable arising out of the purchase of merchandise or services in the ordinary course of business; or

(i)  the Notes.

6.4.  ARM’S LENGTH TRANSACTIONS

Enter into any transaction, contract or commitment or take any action other than at Arm’s Length.

6.5.  LOANS AND ADVANCES

Except for loans and advances outstanding as of the Closing Date and set forth in Section 6.5 of the Schedule of Exceptions, directly or indirectly, make any advance or loan to, or guarantee any obligation of, any Person, except for intercompany loans or advances in the ordinary course of business and those provided for in this Agreement.

6.6.  INTERCOMPANY TRANSFERS; TRANSACTIONS WITH AFFILIATES; DIVERSION OF CORPORATE OPPORTUNITIES

(a)  Make any intercompany transfers of monies or other assets in any single transaction or series of transactions, except as otherwise permitted in this Agreement.

(b)  Engage in any transaction with any of the officers, directors, employees or Affiliates of the Company or of its Subsidiaries, except on terms no less favorable to the Company or the Subsidiary as could be obtained at Arm’s Length.

(c)  Divert (or permit anyone to divert) any business or opportunity of the Company or any Subsidiary to any other corporate or business entity.

6.7.  INVESTMENTS

Make any investments in, or purchase any stock, option, warrant, or other security or evidence of Indebtedness of, any Person (exclusive of any Subsidiary), other than obligations of the United States Government or certificates of deposit or other instruments maturing within one year from the date of purchase from financial institutions with capital in excess of $100 million, in each case which are pledged to the Lenders (or their agent) in a manner that is acceptable to the Lenders and that results in a perfected first priority security interest in favor of the Lenders (or their agent).

6.8.  OTHER BUSINESS

Enter into or engage, directly or indirectly, in any business other than the business currently conducted or proposed to be conducted as disclosed to the Lenders prior to the date hereof by the Company or any Subsidiary.

6.9.  EMPLOYEE BENEFIT PLANS AND COMPENSATION

Except as otherwise approved by the Board, or by a committee thereof to whom the Board has delegate such authority, (a) enter into or materially amend any agreement to provide for or otherwise establish any written or unwritten employee benefit plan, program or other arrangement of any kind, covering current or former employees of the Company or its Subsidiaries except for any such plan, program or arrangement expressly permitted under an existing agreement listed in Section 4.17 the Schedule of Exceptions or in the Company Reports; or (b) provide for or agree to any material increase in any benefit provided to current or former employees of the Company or its Subsidiaries over that which is provided to such individuals pursuant to a plan or arrangement disclosed in Section 4.17 of the Schedule of Exceptions or in the Company Reports.

6.10.  CAPITAL EXPENDITURES

Other than for capital expenditures approved by the Company’s Board of Directors, make or commit to make, or permit any of its Subsidiaries to make or commit to make, any capital expenditures in excess of $25,000 in the aggregate during any fiscal year of the Company.

6.11.  FORMATION OF SUBSIDIARIES

Organize or invest, or permit any Subsidiary to organize or invest, in any new corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) (a) more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation shall or might have voting power upon the occurrence of any contingency), the interest in the capital or profits of such partnership, joint venture or limited liability company or the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by the Company, any of its Subsidiaries or any of their respective officers or directors, or (b) a material minority investment in any such entity is directly or indirectly owned or controlled by the Company, any of its Subsidiaries or any of their respective officers or directors.

6.12.  CERTAIN PAYMENTS

Make any cash payments of principal or interest with respect to any Indebtedness (other than the Loans or as expressly provided for in the Budget), without the prior written consent of the Lenders, which consent shall be within their sole and absolute discretion.

6.13 ISSUANCE OF PREFERRED STOCK

Issue or incur any obligation to issue any shares of the Company’s Preferred Stock. Notwithstanding anything to the contrary contained herein, this Section 6.13 shall survive until the later to occur of (i) the payment of the principal and all accrued and unpaid interest on all Notes issued pursuant to this Agreement, and (ii) the Company’s receipt of aggregate gross proceeds of at least the sum of (a) $7,500,000, plus (b) the aggregate principal amount of the Loans advanced to the Company pursuant to this Agreement, from one or more Funding Transactions completed after the date of this Agreement.

ARTICLE VII

EVENTS OF DEFAULT

7.1.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing, an “Event of Default” shall be deemed to have occurred:

(a)  if the Company shall default in the payment of any part of the principal or interest of any Note, when the same shall become due and payable, whether at maturity or at a date fixed for payment or prepayment or by acceleration or otherwise;

(b)  if the Company shall default in the performance of any of the covenants contained in Articles V or VI and, in a case of a default under Section 5.1 through and including Section 5.7 (exclusive of Section 5.1(c)), such default shall have continued without cure for fifteen (15) days after written notice (“Default Notice”) is given to the Company with respect to such covenant by any holder of the Notes (and the Company shall give to all of the holders of the Notes at the time outstanding prompt written notice of the receipt of such Default Notice, specifying the default referred to therein); provided, however, that such 15 day grace period shall not apply in the event the Company fails to give notice as provided in Section 5.3;

(c)  except as provided in Section 7.1(b), if the Company or the Guarantor shall default in the performance of any other agreement contained in any Transaction Document or in any other agreement executed in connection with this Agreement and such default shall not have been remedied to the satisfaction of the Lenders within 15 days after notice thereof shall have been given to the Company; provided, however, that such 15 day grace period shall not apply in the event the Company fails to give notice as provided in Section 5.3;

(d)  if any representation or warranty made by the Company, the Guarantor or any of their officers in any Transaction Document or in or any certificate delivered pursuant thereto shall prove to have been incorrect in any material respect when made;

(e)  if (i) any default shall occur under any indenture, mortgage, agreement, instrument or commitment evidencing, or under which there is at the time outstanding, any Indebtedness of the Company or a Subsidiary, in excess of $250,000, or which results in such Indebtedness, in an aggregate amount (with other defaulted Indebtedness) in excess of $250,000 becoming (or being declared by its holders or, on its behalf, by an agent or trustee therefore to be) due and payable prior to its due date; (ii) irrespective of the monetary thresholds specified in subclause (i) above, if any default, event of default or any other condition shall occur or exist under the Watson Term Loan, the June 2005 Bridge Loan, the September 2005 Bridge Loan or the November 2005 Bridge Loan which shall be continuing after the respective grace period, if any, specified in the Watson Term Loan, the June 2005 Bridge Loan, the September 2005 Bridge Loan or the November 2005 Bridge Loan, and the effect of which is to permit the acceleration of the maturity of the Indebtedness outstanding thereunder; (iii) a Change of Control shall have occurred; or (iv) a Funding Event shall have occurred without the simultaneous prepayment in full of the Loans pursuant to Section 2.2 above;

(f)  if any of the Company or its Subsidiaries shall default in the observance or performance of any term or provision of an agreement to which it is a party or by which it is bound which default could reasonably be expected to have a Material Adverse Effect and such default is not waived or cured within the applicable grace period;

(g)  if a final judgment which, either alone or together with other outstanding final judgments against the Company and its Subsidiaries, exceeds an aggregate of $250,000 shall be rendered against the Company or any Subsidiary and such judgment shall have continued undischarged or unstayed for 45 days after entry thereof;

(h)  if the Company or any Subsidiary shall generally not pay its debts as such debts become due or shall make an assignment for the benefit of creditors generally, or shall admit in writing its inability to pay its debts generally; or if any proceeding shall be instituted by or against the Company or any Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors, or seeking entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or if any writ of attachment or execution or any similar process shall be issued or levied against it or any substantial part of its property which is either not released, stayed, bonded or vacated within 45 days after its issue or levy or any of the actions sought or relief sought in any proceeding pursuant to which such writ or similar process shall be issued or initiated shall occur or be granted; or if the Company or any Subsidiary takes corporate action in furtherance of any of the aforesaid purposes or conditions;

(i)  if any provision of any Transaction Document shall for any reason cease to be valid and binding on, or enforceable against, the Company or the Guarantor, or the Company or the Guarantor shall so assert in writing; or

(j)  any Transaction Document (or any financing statement) which purports:

(i)  to create, perfect or evidence a lien on or security interest in any Company Collateral or Guarantor Collateral in favor of the Lenders (or their agents and representatives), or to provide for the priority of any such lien or security interest over the interest of any other party in the same Collateral, shall cease to create, or to preserve the enforceability, perfection or priority of, such lien and security interest; or

(ii)  to provide for the priority in right of payment of the Company’s obligations under the Transaction Documents to or in favor of the Lenders (or their agents or representatives) shall cease to preserve such priority.

7.2.  REMEDIES

Upon the occurrence and during the continuance of an Event of Default, any Lender or Lenders of 50% or more of the then outstanding principal amount of the Loans may at any time (unless all defaults shall theretofore have been remedied) at its or their option, by written notice or notices to the Company (a) declare all the Notes to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which are hereby waived by the Company; and (b) declare any other amounts payable to the Lenders under this Agreement or as contemplated hereby due and payable; provided, however, that upon the occurrence of an Event of Default under Section 7.1(h), the Notes, together with interest accrued thereon, shall automatically become and be due and payable, without presentment, demand, protest or notice of any kind, or any other action of any Lender of any kind, all of which are hereby waived by the Company.

Notwithstanding anything to the contrary contained in this Section 7.2, in the event that at any time after the principal of the Notes shall so become due and payable and prior to the date of maturity stated in the Notes all arrears of principal of an interest on the Notes (with interest at the rate specified in the Notes on any overdue principal and, to the extent legally enforceable, on any interest overdue) shall be paid by or for the account of the Company, then the holder or holders of fifty percent (50%) or more of the then outstanding principal amount of the Loans, by written notice or notices to the Company, may (but shall not be obligated to) waive such Event of Default and its consequences and rescind or annul such declaration, but no such waiver shall extend to or affect any subsequent Event of Default or impair a right resulting therefrom. If any holder of the Note shall give any notices or take any other action with respect to a claimed default, the Company, forthwith upon receipt of such notice or obtaining knowledge of any such other action, will give notice thereof to all other holders of the Notes, describing such notice or other action and the nature of the claimed default.

7.3.  ENFORCEMENT

In case any one or more Events of Default shall occur and be continuing, the Lenders or their agent may proceed to protect and enforce the rights of the Lenders (granted to them or to their agent) by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement in favor of the Lenders or their agent which is contained in any of the Transaction Documents or in such Note or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law (including, without limitation, the right to enforce the Company Collateral, the Guaranty and the Guarantor Collateral, each in accordance with its respective terms). Each Lender agrees that it will give written notice to the other Lenders prior to instituting any such action. In case of a default in the payment of any principal of or interest on any Note, the Company will pay to the holder thereof such further amount as shall be sufficient to cover the cost and the expenses of collection, including, without limitation, reasonable attorney’s fees, expenses and disbursements. No course of dealing and no delay on the part of any Lender or their agent in exercising any rights shall operate as a waiver thereof or otherwise prejudice such Lender’s or their agent’s rights. No right conferred hereby or by any Note upon any holder thereof shall be exclusive of any other right referred to herein or therein or now available at law or in equity, by statute or otherwise.

ARTICLE VIII

INDEMNIFICATION

To the greatest extent permitted by applicable law, the Company agrees to indemnify each Lender, its Affiliates and respective legal counsel, and each of the officers, directors, partners and stockholders of each, against and hold it harmless from all Losses arising out of or resulting from: (i) the breach of any representation or warranty of the Company in any Transaction Document or in any agreement, certificate or instrument delivered pursuant thereto; and (ii) the breach of any agreement by the Company contained in any Transaction Document or any agreement, certificate of instrument delivered pursuant thereto.

ARTICLE IX

AMENDMENT AND WAIVER

No amendment of any provision of this Agreement, including any amendment of this Article IX, shall be valid unless the same shall be in writing and signed by the Company (and the Independent Committee) and holder or holders of fifty percent (50%) or more of the then outstanding principal amount of the Loans. The Lenders acknowledge and agree that any such waiver, consent or amendment executed by the holders of 50% or more of the then outstanding principal amount of the Loans shall be binding and controlling on all Lenders. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder or under any other Transaction Document, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or thereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

ARTICLE X

MISCELLANEOUS

10.1.  GOVERNING LAW

This Agreement and the rights of the parties hereunder shall be governed in all respects by the laws of the State of New York wherein the terms of this Agreement were negotiated, excluding to the greatest extent permitted by law any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

10.2.  SUCCESSORS AND ASSIGNS

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon and enforceable by and against, the parties hereto and their respective successors, assigns, heirs, executors and administrators. No party may assign any of its rights hereunder without the prior written consent of the other parties; provided, however, that any Lender may assign any of its rights under any of the Transaction Documents to (a) any Affiliate of such Lender or (b) any Person to whom such Lender shall transfer its Note, provided, that in each case the transferee will be subject to the applicable terms of the Transaction Documents to the same extent as if such transferee were an original Lender hereunder.

10.3.  ENTIRE AGREEMENT

This Agreement (including the Exhibits and Schedules hereto), the other Transaction Documents and any other documents delivered pursuant hereto and simultaneously herewith constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.

10.4.  NOTICES

All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if transmitted by facsimile or delivered either personally or by a nationally recognized courier service marked for next business day delivery or sent in a sealed envelope by first class mail, postage prepaid and either registered or certified, return receipt requested, addressed as follows:

(b)  if to the Company:

Acura Pharmaceuticals, Inc.
616 N. North Court, Suite 120
Palatine, Illinois 60067
Attention: Mr. Andrew D. Reddick
President and Chief Executive Officer
Facsimile: (847) 705-5399

(b) if to a Lender, to the address set forth on the signature page hereto, or to such other address with respect to any party hereto as such party may from time to time notify (as provided above) the other parties hereto. Any such notice, demand or communication shall be deemed to have been given (i) on the date of delivery, if delivered personally, (ii) on the date of facsimile transmission, receipt confirmed, (iii) one business day after delivery to a nationally recognized overnight courier service, if marked for next day delivery, or (iv) five business days after the date of mailing, if mailed.

(c) Copies of any notice, demand or communication given to the Company shall also be delivered to St. John & Wayne, L.L.C., Two Penn Plaza East, Newark, New Jersey, 07105-2249 Attn.: John P. Reilly, Esq., or such other address as may be directed.

10.5.  DELAYS, OMISSIONS OR WAIVERS

No delay or omission to exercise any right, power or remedy accruing to any Lender upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such Lender nor shall it be construed to be a waiver of any such breach or default, or an acquiescence, therein, or of or in any similar breach or default thereafter occurring. Any permit, consent or approval of any kind or character on the part of any Lender of any breach or default under this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Lender, shall be cumulative and not alternative. Notwithstanding anything set forth herein or in any Transaction Document, if the consent of or the waiver by any Lender is needed or otherwise desirable under any Transaction Document and the Company, or any Affiliate thereof, pays or other gives consideration to any Lender, or an Affiliate thereof, for such consent or waiver the Company shall offer the same to all other Lenders.

10.6.  INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES

All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

10.7.  RIGHTS AND OBLIGATIONS; SEVERABILITY

Unless otherwise expressly provided herein, each Lender’s rights and obligations hereunder are several rights and obligations, not rights and obligations jointly held with any other Person. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.8.  AGENT’S FEES

The Company hereby (a) represents and warrants that the Company has not retained a finder or broker in connection with the transactions contemplated by this Agreement and (b) agrees to indemnify and to hold the Lenders harmless of and from any liability for commission or compensation in the nature of an agent’s fee to any broker or other Person, and the costs and expenses of defending against such liability or asserted liability, including, without limitation, reasonable attorney’s fees, arising from any act by the Company or any of the Company’s employees or representatives.

10.9.  EXPENSES

(a)  The Company shall bear its own expenses and legal fees incurred on its behalf with respect to the negotiation, execution and consummation of the transactions contemplated by this Agreement, and, subject to Section 10.9(b) the Company will reimburse each Lender for all of the legal fees and expenses incurred by such Lender’s counsel with respect to the negotiation, execution and consummation of the transactions contemplated by this Agreement and the transactions contemplated hereby; provided, however, that the Company’s reimbursement obligation under this Section 10.9(a) shall not exceed Ten Thousand Dollars ($10,000) in the aggregate.

(b)  If the Loans are not disbursed, then each party shall bear its own expenses and legal fees incurred on its behalf with respect to the negotiation, execution and consummation of the transactions contemplated by this Agreement.

(c)  The Company also agrees to reimburse each Lender for all reasonable legal fees and expenses subsequently incurred by such Lender or its agent and their respective Affiliates in connection with the negotiation, execution and consummation of any amendment, waiver or consent with respect to any agreement to which the Company and the Lender or its agent are parties; provided, that such waiver, amendment or consent (i) is requested by the Company or (ii) is required by the terms of the agreement or is required as a result of any action or inaction of the Company in violation of any such agreement.

(d)  The Company further agrees to pay or reimburse each Lender and their agent for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, and costs of settlement incurred by the Lenders or their agent after the occurrence of an Event of Default (i) in enforcing any obligation or in foreclosing against the Company Collateral or Guarantor Collateral or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any negotiation, refinancing or restructuring of, or attempted refinancing or restructuring of, the credit arrangements provided under this Agreement and the other Transaction Documents in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to either Company or any of its Affiliates and related to or arising out of the transactions contemplated hereby or by any of the other Transaction Documents; (iv) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise) arising out of or in connection with this Agreement or any of the other Transaction Documents; (v) in protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Company Collateral or Guarantor Collateral; or (vi) attempting to enforce or enforcing any security interest in any of the Company Collateral, the Guarantor Collateral or any other rights under any Transaction Document.

10.10.  JURISDICTION

(a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or United States Federal court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party or to whose benefit it is entitled, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such United States Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Transaction Documents in the courts of any other jurisdiction.

(b)  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or in relation to this Agreement or any other Transaction Document to which it is a party in any such New York State or United States Federal court sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.11.  WAIVER OF JURY TRIAL

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

10.12.  CONFIDENTIALITY

(a)  Each of the Lenders hereby agrees to keep (and to cause its Affiliates, employees, agents, attorneys, accountants and other professional advisors to keep) confidential the confidential information provided to it by or on behalf of the Company or its Subsidiaries pursuant to or in connection with the Agreement or any other Transaction Document, provided that, such information may be disclosed (i) solely in connection with the performance of the transactions contemplated by this Agreement and any other Transaction Document to (A) its Affiliates, directors, officers and employees who have a need to know such information and its agents, attorneys, accountants and other professional advisors or (B) the other Lenders, (ii) in response to any order of any court or other governmental or administrative body or agency or as may be required by any law binding upon any of the Lenders, (iii) in connection with the exercise of any remedies under any Transaction Document or the enforcement of rights hereunder and thereunder, (iv) with the consent of the Company or (v) to the extent such information (A) is on the date hereof, or at or before the time such disclosure becomes, publicly available other than as a result of a breach by such disclosing Person of the obligation set forth in this Agreement or (B) at or before the time of such disclosure becomes available to any Lender on a nonconfidential basis from a source other than the Company or its Subsidiaries, which source is not known to the recipient of such information to have breached a confidentiality agreement with the Company or its Subsidiaries in respect of such information.

(b)  Each Lender hereby agrees that in the event such Lender is requested or required other than by applicable law (by interrogatory, request for information or documents, subpoena, deposition, civil investigative demand or other process) to disclose any information pursuant to Section 10.12(a)(ii), such Lender will, except to the extent such notice would cause such Lender to be in violation of law, provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order or other similar assurance to prevent disclosure of such information or waive compliance with the provisions of this Section 10.12. Such Lender may not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such information, provided that such Lender may oppose the Company’s action to obtain an appropriate protective order or other reliable assurance in the event that, in connection with any action, suit or other legal or equitable proceeding (including any bankruptcy proceeding), such Lender reasonably believes that the failure to publicly disclose such information would adversely affect such Lender’s ability to protect or exercise its rights and remedies hereunder or under any other Transaction Document.

(c)  A Lender may also disclose, subject to their compliance with the requirements of Section 10.12(b), such information to the extent the Lender reasonably believe it is appropriate to in connection with any action, suit or other legal or equitable proceeding (including any bankruptcy proceeding) to protect or otherwise exercise their rights and remedies hereunder or under any other Transaction Document in any legal or equitable proceeding.

(d)  In furtherance to the foregoing, each of the Lenders agrees that its right to request any information pursuant to Section 5.2(b) or to avail itself of the provisions of Section 5.6(b) shall be conditioned on its continuing compliance with the requirements of this Section 10.12.

10.13.  TITLES AND SUBTITLES

The titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.14.  COUNTERPARTS

This Agreement may be executed in any number of counterparts, including by facsimile copy, each of which shall be deemed an original, but all of which together shall constitute one instrument.

10.15.  MARSHALLING; RECOURSE TO SECURITY; PAYMENTS SET ASIDE

The Lenders shall not be under any obligation to marshal any assets in favor of the Company or any of its Affiliates or any other party or against or in payment of any or all of the Loan or other obligations hereunder. Recourse to security shall not be required at any time. To the extent that the Company makes a payment or payments to a Lender or a Lender enforces its security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

ARTICLE XI

CERTAIN DEFINED TERMS

For purposes of this Agreement, the following terms have the meanings indicated (unless otherwise expressly provided herein):

“412 Plan” means a Plan that is subject to Section 412 of the Code.

“1940 Act” means the Investment Company Act of 1940, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the 1940 Act shall be deemed to include any corresponding provisions of future law.

“Additional Lenders” means any Person making a Loan to the Company pursuant to this Agreement and the Joinder Agreement .

“Affiliate” has the meaning specified in Rule 501(b) under the Securities Act.

“Approved Accounting Firm” means any firm of independent certified public accountants reasonably acceptable to the Lenders.

“ARCOS” means the Automation of Reports and Consolidated Orders System which monitors the flow of DEA controlled substances from their point of manufacture to point of sale or distribution.

“Board of Directors” means the board of directors of the Company.

“Change of Control” means the occurrence of any of the following: (a) the Company consolidates with, or merges with or into, another Person (other than a direct or indirect wholly owned Subsidiary) or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Company’s assets or the assets of the Company and its Subsidiaries taken as a whole to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company, as the case may be, is converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company, as the case may be, is converted into or exchanged for Voting Stock of the surviving or transferee corporation and the beneficial owners of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction, or (b) the Company, either individually or in conjunction with one or more Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including capital stock of the Subsidiaries, to any Person (other than the Company or a wholly owned Subsidiary of the Company). For purposes of this definition, the term “Voting Stock” of the Company means securities of any class of capital stock of the Company entitling the holders thereof to vote in the election of members of the Board of Directors.

“Closing Date” has the meaning provided in Section 1.3 hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Code shall be deemed to include any corresponding provisions of future law.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make such Loan hereunder. The initial amount of the Commitment of each of Essex, Care Capital and Galen is set forth opposite its signature hereto. The Commitment of each Additional Lender and/or any additional Commitment of Essex, Care Capital and/or Galen will be set forth opposite its signature on the Joinder Agreement to which it is a party. The aggregate initial amount of the Commitments of Essex, Care Capital and Galen is $750,000.

“Common Stock” means the common stock, $0.01 par value, of the Company (now or hereafter issued).

“Company General Security Agreement” means that certain Company General Security Agreement of even date herewith by and between the Company and Galen Partners III, L.P, as agent for the Lenders, as such agreement may be supplemented, amended or otherwise modified from time to time in accordance with its terms.

“Company Reports” means, collectively, (a) the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2004, and (b) the Company’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2005, six months ended June 30, 2005 and nine months ended November 30, 2005.

“CSA” means Controlled Substances Act, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the CSA shall be deemed to include any corresponding provisions of future law.

“D&O Insurance” means “directors and officers” insurance.

“DEA” means the United States Drug Enforcement Administration.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of ERISA shall be deemed to include any corresponding provisions of future law.

“ERISA Affiliates” means (a) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, its Subsidiaries, or any ERISA Affiliate; (b) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within the meaning of Section 414(c) of the Code) with the Company, its Subsidiaries, or any ERISA Affiliate; and (c) any entity which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company, its Subsidiaries or any ERISA Affiliate, or any corporation described in clause (a) or any partnership, trade or business described in clause (b) of this paragraph.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future law.

“FDA” means the United States Food and Drug Administration.

“FDC Act” means the federal Food, Drug, and Cosmetic Act, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the FDC Act shall be deemed to include any corresponding provisions of future law.

“Funding Event” means the consummation by the Company or any of its Subsidiaries after the date hereof of (a) any equity or debt financing, or (b) any sale, transfer, license or similar arrangement (including by means of a joint venture) whereby the Company or any of its Subsidiaries sells, transfers, licenses or otherwise grants an interest in any material portion of its assets (including Intellectual Property Rights) to another Person, provided that the consummation of a transaction under Section (a) and/or (b) results in cash proceeds to the Company, net of all costs and expenses, of at least the sum of Five Million Fifty Thousand Dollars ($5,050,000), plus the aggregate principal amount of the Loans advanced to the Company pursuant to this Agreement.

“Funding Transactions” means the consummation by the Company or any of its Subsidiaries on one or more occasions after the date hereof of (a) any equity financing, and/or (b) any sale, transfer, license or similar arrangement (including by means of a joint venture) whereby the Company or any of its Subsidiaries sells, transfers, licenses or otherwise grants an interest in any material portion of its assets (including Intellectual Property Rights) to another Person.

“GAAP” means generally accepted accounting principles in the United States.

“Guaranty” means the Continuing Unconditional Secured Guaranty of even date herewith by the Guarantor.

“Guarantor” means Acura Pharmaceutical Technologies, Inc.

“Guarantor’s Security Agreement” means that certain Guarantor’s General Security Agreement of even date herewith between the Guarantor and Galen Partners III, L.P, as agent for the Lenders, as such agreement may be supplemented, amended or otherwise modified from time to time in accordance with its terms.

“Intellectual Property Rights” means any and all patents, patent applications, trademarks, copyrights, trademark registrations and applications therefore, patent, trademark or trade name licenses, service marks, domain names, contracts with employees or others relating in whole or in part to disclosure, assignment or patenting of any inventions, discoveries, improvements, processes, formulae or other know-how, and all patent, trademark or trade names or copyright licenses which are in force.

“IP Collateral Assignments” means that certain Patent Security Agreement and that certain Trademark Security Agreement, each of even date herewith by and between the Company and Galen Partners III, L.P, as agent for the Lenders.

“IRS” means the Internal Revenue Service.

“Joinder Agreement” means a joinder agreement in the form attached to this Agreement as Exhibit C, as such agreement may be supplemented, amended or otherwise modified from time to time in accordance with its terms.

“June 2005 Bridge Loan” means the certain Loan Agreement dated June 22, 2005 by and among the Company and the holders of the June 2005 Notes, as such agreement may be supplemented, amended or otherwise modified from time to time in accordance with its terms.

“June 2005 Notes” means those certain Promissory Notes dated June 22, 2005 in the aggregate principal amount of $1,000,000 issued by the Company pursuant to the June 2005 Bridge Loan.

“Leases” any lease and sublease agreements, as amended to date, relating to the Owned Property and the Leased Property.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, judgment, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity.

“Losses” means any claims, losses, damages, liabilities (or actions in respect thereof), obligations, penalties, awards, judgments, expenses (including, without limitation, reasonable fees and expenses of counsel) or disbursements.

“Material Adverse Effect” means (a) a material adverse effect on, or change in, the business, prospects, properties, operations, condition (financial or other) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) a material adverse effect on (i) the ability of the Company or the Guarantor to perform its respective obligations or (ii) the rights or remedies of any Lender under any Transaction Document.

“November 2005 Bridge Loan” means that certain Loan Agreement dated November 9, 2005 by and among the Company and the holders of the November 2005 Notes, as such agreement may be supplemented, amended or otherwise modified from time to time in accordance with its terms.

“November 2005 Notes” means those Promissory Notes dated November 9, 2005 in the aggregate principal amount of $1,050,000 issued by the Company pursuant to the November 2005 Bridge Loan.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCB” means polychlorinated biphenyls.

“Permitted Liens” means the liens permitted by Section 6.2.

“Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means the Series A Preferred, the Series B Preferred, the Series C-1 Preferred, the Series C-2 Preferred and the Series C-3 Preferred.

“Pro Rata Amount” means, as of any date with respect to a specified Lender, the percentage equal to (a) the number of Shares held by such Lender as of that date, divided by (b) the aggregate number of Shares held by all Lenders as of that date, each determined on an as converted and as if exercised basis; provided, however, that for purposes of calculating the Pro Rata Amount with respect to each of Essex, Care Capital and Galen, the holdings of Shares of GCE Holdings LLC, a limited liability company under common control of such Lenders, shall be allocated 30% to Essex, 27% to Care Capital and 43% to Galen.

“Schedule of Exceptions” means the Schedule of Exceptions attached to this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means any reports, statements, releases or other documents required to be filed by the Company with the SEC under the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Senior Note” means that certain Amended and Restated Note in the principal amount of $5,000,000 issued by the Company pursuant to the Watson Term Loan, and any other promissory notes issued by the Company pursuant to the Watson Term Loan from time to time.

“September 2005 Bridge Loan” means the certain Loan Agreement dated September 16, 2005 by and among the Company and the holders of the September 2005 Notes, as such agreement may be supplemented, amended or otherwise modified from time to time in accordance with its terms.

“September 2005 Notes” means those certain Promissory Notes dated September 16, 2005 in the aggregate principal amount of $500,000 issued by the Company pursuant to the September 2005 Bridge Loan.

“Series A Preferred” means the Series A Convertible Preferred Stock, $.01 par value, of the Company (now or hereafter issued).

“Series B Preferred” means the Series B Convertible Preferred Stock, $.01 par value, of the Company (now or hereafter issued).

“Series C-1 Preferred” means the Series C-1 Convertible Preferred Stock, $.01 par value, of the Company (now or hereafter issued).

“Series C-2 Preferred” means the Series C-2 Convertible Preferred Stock, $.01 par value, of the Company (now or hereafter issued).

“Series C-3 Preferred” means the Series C-3 Convertible Preferred Stock, $.01 par value, of the Company (now or hereafter issued).

“Shares” means and includes all shares of Common Stock and Preferred Stock of the Company issued and outstanding at the relevant time plus (a) all shares of Common Stock and Preferred Stock that may be issued upon exercise of any options, warrants and other rights of any kind that are then exercisable, and (b) all shares of Common Stock and Preferred Stock that may be issued upon conversion of (i) any convertible securities, including, without limitation, any debt securities then outstanding, which are by their terms then convertible into or exchangeable for Common Stock or Preferred Stock of the Company or (ii) any such convertible securities issuable upon exercise of options, warrants or other rights that are then exercisable.

“Stock Pledge Agreement” means the Stock Pledge Agreement of even date herewith by and among the Company and Galen Partners III, L.P, as agent for the Lenders, as such agreement may be supplemented, amended or otherwise modified from time to time in accordance with its terms.

“Subsidiary” means any entity in which the Company owns securities having a majority of the voting power in the election of directors or persons serving equivalent functions.

“Transaction Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Company General Security Agreement, (d) the Guaranty, (e) the Guarantor’s Security Agreement, (f) the IP Collateral Assignments and (g) the Stock Pledge Agreement.

“Unfunded Pension Liability” means, as of any determination date, the amount, if any, by which the present value of all benefit liabilities (as that term is defined in Section 4001(a)(16) of ERISA) of a plan subject to Title IV of ERISA exceeds the fair market value of all assets of such plan, all determined using the actuarial assumptions that would be used by the PBGC in the event of a termination of the plan on such determination date.

“Unsubscribed Preferred Stock” means the number and type of Preferred Stock that shall not have been subscribed for by the holders of the November 2005 Notes for purchase from the Company pursuant to the exercise by the holders of the November 2005 Notes of their pre-emptive rights provided in Section 5.11 of the November 2005 Bridge Loan.

“Watson Term Loan” means that certain Term Loan Agreement dated March 29, 2000 by and between the Company and Watson, as such agreement may be supplemented, amended or otherwise modified from time to time in accordance with its terms, including, without limitation, by the Third Amendment to the Watson Term Loan as of February 6, 2004.

“Withdrawal Liability” has the meaning specified in Section 4201 of ERISA.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement as of the date first written above.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Andrew D. Reddick
Name: Andrew D. Reddick
Title : Chief Executive Officer

Commitment: $ 16,050
CARE CAPITAL OFFSHORE INVESTMENTS II, LP
By: Care Capital II, LLC, as general partner
47 Hulfish Street, Suite 310
Princeton, NJ 08542

By:  /s/ David R. Ramsay
Name: David R. Ramsay
Its: Authorized Signatory

Commitment: $ 233,950	CARE CAPITAL INVESTMENTS II, LP By: Care Capital II, LLC, as general partner 47 Hulfish Street, Suite 310 Princeton, NJ 08542 By: /s/ David R, Ramsay Name: David R. Ramsay Its: Authorized Signatory
Commitment: $ 228,392	GALEN PARTNERS III, L.P. By: Claudius, L.L.C., General Partner 610 Fifth Avenue, 5th Fl. New York, New York 10020 By: /s/ Bruce F. Wesson Name: Bruce F. Wesson Its: General Partner

Commitment: $ 20,673	GALEN PARTNERS INTERNATIONAL, III, L.P. By: Claudius, L.L.C., General Partner 610 Fifth Avenue, 5th Fl. New York, New York 10020 By: /s/ Bruce F. Wesson Name: Bruce F. Wesson Its: General Partner
Commitment: $ 935	GALEN EMPLOYEE FUND III, L.P. By: Wesson Enterprises, Inc. 610 Fifth Avenue, 5th Fl. New York, New York 10020 By: /s/ Bruce F. Wesson Name: Bruce F. Wesson Its: General Partner
Commitment: $ 250,000	ESSEX WOODLANDS HEALTH VENTURES V, L.P. 190 South LaSalle Street, Suite 2800 Chicago, IL 60603 By: /s/ Immanuel Thangaraj Name: Immanuel Thangaraj Its: Managing Director

EXHIBIT A

FORM OF NOTE

See attached.

EXHIBIT B

LEGAL OPINION

See attached.

EXHIBIT C

JOINDER AGREEMENT

See Attached.

JOINDER TO LOAN AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) to the Loan Agreement, dated as of January __, 2006 (the "Agreement") by and among Acura Pharmaceuticals, Inc., a New York corporation (the "Company"), Care Capital Investments II, LP, Care Capital Offshore Investments II, LP, Essex Woodlands Health Ventures V, L.P., Galen Partners III, L.P. and the other Lenders listed on the signature pages thereto, is made and entered into as of      , 2006 by and between the Company and the Lenders set forth on Exhibit A hereto (each a "Lender" and collectively, the "Lenders"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, Lenders have advanced certain term loans to the Company pursuant to the terms of the Agreement as more particularly described as Exhibit A hereto; and

WHEREAS, the Agreement requires each Lender to become a party to the Agreement and certain Transaction Documents, and each Lender agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder Agreement hereby agree as follows:

1.  Agreement to be Bound. Each Lender hereby agrees that upon execution of this Joinder Agreement, it shall become a party to the Agreement and shall, together with the Company, be fully bound by, subject to, and entitled to the rights and benefits of, all of the covenants, terms and conditions of the Agreement and the following Transaction Documents as though an original party thereto and shall be deemed a Lender for all purposes thereof:

(i)	the Company General Security Agreement;
(ii)	the Guaranty;
(iii)	the Guarantor’s Security Agreement;
(iv)	the IP Collateral Assignments;
(v)	the Stock Pledge Agreement; and
(vi)	the Subordination Agreement.

2.  Successors and Assigns. Except as otherwise provided herein, this Joinder Agreement shall inure to the benefit of, and be binding upon and enforceable against, the parties hereto and their respective successors, assigns, heirs, executors and administrators.

3.  Counterparts. This Joinder Agreement may be executed in separate counterparts, including by facsimile, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4.  Notices. For purposes of Section 10.4 of the Agreement, all notices, demands or other communications to the Lender shall be directed to the address set forth on the signature page hereto.

5.  Governing Law. This Joinder Agreement and rights of the parties hereunder shall be governed in all respects by the laws of the State of New York wherein the terms of this Joinder Agreement were negotiated, excluding to the greatest extent permitted by law any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

6.  Consent to Jurisdiction. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or United States Federal court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such United States Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Transaction Documents in the courts of any other jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or in relation to this Agreement or any other Transaction Document to which it is a party in any such New York State or United States Federal court sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

7.  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

8.  Descriptive Headings. The description headings of this Joinder Agreement are inserted for convenience only and do not constitute a part of this Joinder Agreement.

9.  Representations and Warranties. In addition to the representations and warranties contained in the Agreement, the Company hereby represents and warrants to the Purchasers as follows:

(a)  The Company has all requisite corporate power and authority (i) to execute and deliver, and to perform and observe its obligations under, this Joinder Agreement and the Transaction Documents to which it is a party, and (ii) to consummate the transactions contemplated hereby and thereby, including, without limitation, the granting of any payment trust or other security arrangement entered into by the Company in connection therewith. The Notes issued by the Company to the Lenders as a result of the Agreement and this Joinder Agreement (A) are issued and sold in full compliance with the Transaction Documents, and (B) are entitled to, and upon issuance will have, the same perfected security, guaranties, and priority under the Transaction Documents as do the Notes issued at the initial Closing.

(b) All corporate action on the part of the Company and its stockholders (if any) necessary for the authorization, execution, delivery and performance by the Company of this Joinder Agreement and the transactions contemplated herein, and for the authorization, issuance and delivery of the Notes hereunder, has been taken.

(c) This Joinder Agreement and the Transaction Documents constitute valid and binding obligations of the Company and the Guarantor enforceable in accordance with their respective terms. The execution, delivery and performance by the Company of this Joinder Agreement and compliance herewith will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default, or accelerate or permit the acceleration of any rights or obligations, under, any provision of state, local, Federal or foreign law to which the Company or either of the Guarantor is subject, the Certificate of Incorporation, as amended, or the By-laws, as amended, of the Company or either of the Guarantor, or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which the Company or either of the Guarantor is a party or by which it is bound, and except for Permitted Liens, result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or either of the Guarantor pursuant to any such term.

10. Continuing Effect. Except as otherwise set forth specifically above, the Agreement and the Transaction Documents shall remain in full force and effect in accordance with their respective terms.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date first above written.

ACURA PHARMACEUTICALS, INC.

Date:	By:	/s/
Name: Andrew D. Reddick
Title: Chief Executive Officer

LENDERS
Commitment: $_________________________________	_________________________________ Name: ______________________________ Address: ______________________________ _________________________________ _________________________________
Commitment: $_________________________________	_________________________________ Name: Address: ______________________________ _________________________________ _________________________________
Commitment: $_________________________________	_________________________________ Name: ______________________________ Address:______________________________ _________________________________ _________________________________